Exhibit 23.2




                        CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference into this Post-Effective Amendment No. 4 to the Registration Statement on Form F-3 of CEMEX, S.A. de C.V. (Registration No. 333-11382), of our reports dated January 11, 2001 relating to the financial statements of Compania Minera Atoyac, S.A. de C.V., Cementos Anahuac, S.A. de C.V., Cementos del Norte, S.A. de C.V., Proveedora Mexicana de Materiales, S.A. de C.V., Compania de Transportes del Mar de Cortes, S.A. de C.V., Cementos Guadalajara, S.A. de C.V., Cementos de Oriente, S.A. de C.V., Autotransportes de Huichapan, S.A. de C.V., Cemex Concretos, S.A. de C.V. and Granos y Terrenos, S.A. de C.V., which reports appear in Amendment No. 1 to the Annual Report on Form 20-F/A of CEMEX, S.A. de C.V., filed with the Securities and Exchange Commission on April 25, 2003.


PricewaterhouseCoopers


/s/ Hector Puente S.


Hector Puente S.


Monterrey, N.L.
Mexico
August 22, 2003